EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
RSI Systems, Inc.:

We consent to incorporation by reference in the registration statements (commission File numbers 333-62573 and 33-95912) on Form S-8 of RSI Systems, Inc. of our report dated August 14, 1998, relating to the balance sheets of RSI Systems, Inc. as of June 30, 1998 and 1997 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-KSB of RSI Systems, Inc.

                                          KPMG Peat Marwick LLP


Minneapolis, Minnesota
September 16, 1998